Exhibit 10.5

RECORDING REQUESTED BY AND
WHEN RECORDED MAIL TO:

Gerrit M. Steenblik
POLSINELLI PC
One East Washington Street, Suite 1200
Phoenix, AZ  85004

ROYALTY AGREEMENT

(American West Potash)

THIS ROYALTY AGREEMENT (“Royalty Agreement”), dated as of April 29, 2014, is made by and between American West Potash, LLC, a Delaware limited liability company (the “Company”), and The Karlsson Group, Inc., an Arizona corporation, (“Karlsson”) (sometimes referred to collectively, as the “Parties,” and individually, as a “Party”) with reference to the following facts and intentions:

RECITALS

A.                                    The Company is a wholly-owned subsidiary of Prospect Global Resources, Inc., a Delaware corporation (“Prospect”);

B.                                    Prior to May 30, 2012, the Company acquired the land and other real property interests that are described on the attached Exhibit “A;”

C.                                    Effective as of May 30, 2012, Prospect and Karlsson entered into that certain Membership Interest Purchase Agreement (the “Purchase Agreement”) whereby Prospect purchased, and Karlsson sold, all of Karlsson’s limited liability company membership interests (the “Membership Interests”), representing fifty percent (50%) of the total limited liability company membership interests, in the Company and Prospect executed and delivered various documents in order to evidence and secure the obligation to pay the purchase price and other obligations;

D.                                    As partial consideration for the sale of the Membership Interests and concurrently with the execution of the Purchase Agreement, the Parties entered into an Additional Consideration Agreement (as amended from time to time, the “Original Agreement”) pursuant to which Prospect agreed to cause the Company to grant to Karlsson additional consideration for the sale, to be paid as a percentage of the Gross Sales of Authorized Minerals (as defined respectively below) from the Company’s land and other real property interests and as a percentage of royalties received by the Company from HNZ Potash, LLC, a Delaware limited liability company (“HNZ”);

E.                                     On April 15, 2013 the Parties entered into an Amendment to the Original Agreement (the “First Amendment”) and on April 29, 2014, the Parties entered into Amendment No. 2 to the Original Agreement;

F.                                      The Parties have subsequently amended their obligations arising out of the Purchase Agreement, including but not limited to the Fourth Extension Agreement (the “Fourth Extension Agreement”) on or about December 10, 2013, and the Seventh Extension Agreement on April 29, 2014 (collectively, the “Extension Agreements”) with respect to the payment and performance of the obligations arising out of the Purchase Agreement by Prospect, the Company and other Affiliates (as defined below); and

G.                                    Upon the terms and conditions set forth in this Royalty Agreement the Parties intend to hereby to further amend the Original Agreement, to cause the Additional Consideration payable for the sale of the Membership Interests with respect to the AWP Area (defined below) to be paid in the form of the Royalty described below, to provide Karlsson with the other rights described in this Royalty Agreement, and to cause the obligation to pay the Royalty to be recorded or filed in the public records as a Royalty Agreement.

NOW, THEREFORE, in consideration of the foregoing premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto hereby agree as follows:

AGREEMENT

1.                                      Recitals Incorporated.  The foregoing Recitals are incorporated herein by reference.

2.                                      Definitions.

a.                                      “Affiliates” shall mean collectively (i) Prospect; Prospect Global Resources, Inc., a Nevada corporation; and Apache County Land & Ranch, LLC, a Nevada limited liability company; (ii) any other person or entity that, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, the Company or any of the foregoing Affiliates; (iii) any joint venture to which the Company or any of the foregoing Affiliates is a party; and (iv) any successor or assign of the Company or any of the foregoing Affiliates, but as to clauses (iii) and (iv) solely to the extent that such joint venture, successor or assign acquires the interests of the Company or any of the other foregoing Affiliates in the Authorized Minerals.  The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person or entity, whether through the ownership of voting securities, by contract or otherwise.

b.                                      “Authorized Minerals” shall mean all potash and rock salt naturally occurring within potash deposits which is known to exist or which is hereafter discovered to exist in and under the AWP Area (defined below) and is extracted, mined, processed or produced by underground mining, solution mining or other mining methods and sold from any or all of the lands and real property interests that are more particularly described as the AWP Area or other lands or real property interests of the Company or any of its Affiliates that become subject to this or any other Royalty Agreement in favor of Karlsson, whether pursuant to Section 3.e below or otherwise and whether now existing or hereafter developed or invented, including but not limited to any and all such minerals that are mined, extracted, processed or produced and sold from or as a result of any permit, lease or mineral lease issued in favor of the Company or any of its Affiliates by the Arizona State Land Department or by any other landowner.

c.                                       “AWP Area” means the land and other real property interests legally described on Exhibit “A” attached hereto, as modified pursuant to the provisions of Section 3.e below, and shall also include all rights in other lands and real property interests now or hereafter owned or leased by the Company or its Affiliates.

d.                                      “Gross Sales” shall mean a sum calculated based on tons of Authorized Minerals actually sold during a calendar quarter at the actual average quarterly per ton sales price received by the Company during such calendar quarter on a weighted basis, whether such sales are made pursuant to purchase orders, off-take agreements or otherwise.  In the case of sales of Authorized Minerals sold under non-arm’s length contracts, “Gross Sales” shall mean the fair market value of such Authorized Minerals without deduction for any costs, expenses, liabilities or obligations paid or incurred by the Company other than transportation from the point of shipment to market at the mine (but not intra-mine transportation costs).  In the event of a sale made pursuant to a long-term contract where a deposit is made, such deposit shall be treated as a Gross Sale.

e.                                       “Potash Sharing Agreement” means that certain Potash Sharing Agreement dated as of July 27, 2011, among the Company, James Marlin Gale, Evelyn W. Lucking, David Glen Spurlock, Ransom Theodore Spurlock, Robert H.W.W. Spurlock, Vincent Pride Spurlock, Nancy Elizabeth Winn (collectively, the “SL Group”), American General Life Insurance Company, a Texas corporation (“AIG”) and Pap and Pop Family Ltd., a Texas limited partnership, and 3MKJ LP, a Texas limited partnership (collectively, the “Hortenstine Group”).

3.                                      Grant of Royalty.

a.                                      In accordance with the terms and conditions of the Original Agreement as amended by this Royalty Agreement the Company has granted, sold and conveyed and  by these presents does grant, sell and convey unto Karlsson the following royalties and overriding royalties (collectively, the “Royalty”) (i) an undivided three percent (3%) of one hundred percent (100%) of the Gross Sales of all Authorized Minerals sold by the Company from the AWP Area plus (ii) an amount equal to twenty-five percent (25%) of all amounts received by the Company from HNZ pursuant to the Agreement dated April 23, 2012 by and between HNZ and the Company (the “HNZ Royalties”), a memorandum of which is recorded as Document #2012-002323 of the records of Apache County, Arizona.

b.                                      Any Royalty paid pursuant to this Royalty Agreement shall be pari passu with payment of the following obligations: (i) a royalty of not more than 1% of the Company’s Gross Sales of Authorized Minerals to Buffalo Management LLC, (ii) a royalty in an amount not to exceed 2.1% of the Company’s Gross Sales of Authorized Minerals to Grandhaven Energy, LLC and (iii) the Company’s obligations to the SL Group, AIG and the Hortenstine Group under the Potash Sharing Agreement (collectively, the “Other Royalty Holders”).

c.                                       The Royalty shall be calculated quarterly as of the last day of March, June, September and December; provided, however, that a Royalty, if any, paid upon written off receivables shall be credited to the next calendar quarter.  Royalty payments for each preceding calendar quarter shall be paid in arrears within forty-five (45) days of the end of each of June, September, and December and within ninety (90) days of the end of each March, by the Company to Karlsson.

d.                                      The Royalty shall be paid in U.S. dollars, without demand, notice, setoff or reduction, by wire transfer in good and immediately available U.S. funds to such account or accounts as the Karlsson may from time to time designate in writing.

e.                                       The Company may, in the good faith exercise of its reasonable discretion, modify and amend its existing leases applicable to the AWP Area and release portions of the AWP Area (the “Released Areas”) from such leases and/or replace such Released Areas with other real property owned by the applicable lessors (the “Replacement Areas”) on which the Company will in the immediate future conduct mining of Authorized Minerals and in connection therewith shall add any such Replacement Areas to the AWP Area and remove any such Released Areas from the AWP Area; provided that no such amendment or modification shall reduce, diminish or otherwise adversely affect Karlsson’s Royalty without Karlsson’s prior written consent, which may be withheld by Karlsson in its sole and absolute discretion.

f.                                        Concurrently with each quarterly payment, the Company shall cause to be provided to Karlsson (i) a quarterly statement setting forth for that quarter the finished tons of all Authorized Minerals, the Company’s Gross Sales and the HNZ Royalties received by the Company, (ii) the payments made to the Other Royalty Holders; and (iii) the calculation of the Royalty payable to Karlsson.

g.                                       In addition to the quarterly statements, within ninety (90) days after the end of each March, the Company shall provide an audited annual report of all of its operations consisting of a summary of the preceding year’s activities with respect to the AWP Area insofar as those activities are relevant to the calculation of the Royalty.

h.                                      The following events shall be deemed to be “Reportable Events:” (i) the acquisition of an interest in any land or other real property interests by the Company or any of its Affiliates; (ii) the release of any Released Areas and the acquisition of any Replacement Areas; (iii) any modification to the Potash Sharing Agreement or any other lease, license, permit or other agreement pertaining to Authorized Minerals, whether in the name of the Company or any of its Affiliates (collectively, the “Underlying Agreements”), and any material notices (including claim of any default) given or received under any of the Underlying Agreements; (iv) if the Arizona State Land Department refuses to consent to the assignment of any Royalty or requires any reduction of or imposes any condition on the Royalty assignment as a condition of approving an assignment of Royalty on State Lands or approving any royalty reduction or other action with respect to lease or other agreement covering State Lands; and (v) any change of an operator that is engaged in extracting, mining, processing or producing Authorized Minerals (an “Operator”).  Within thirty (30) days after each Reportable Event the Company shall provide Karlsson with a reasonable written description of the event.

i.                                          Any Royalty payment that is not paid when due shall accrue interest at an annual rate equal to the prime rate as published in the Wall Street Journal plus 5%, compounded monthly, which shall be payable on demand.

j.                                         Nothing herein shall be deemed to create any ownership interests (other than royalty interests and overriding royalty interests) of Karlsson in the Authorized Minerals or the AWP Area or in any other real property owned, leased, or otherwise subject to a license, permit or other agreement benefitting the Company.

k.                                      The Company shall comply with all obligations under the Underlying Agreements at all times in order to maintain the Underlying Agreements in good standing and avoid any default thereunder, including by timely performing all work required under the Underlying Agreements, and timely paying all rental fees, advance royalty payments, royalty payments, payments in lieu of work expenditures, and other payments required by the terms of the Underlying Agreements or by applicable law.  The Company shall timely file with the Arizona State Land Department and any other applicable state agencies all reports and other information required by any Underlying Agreements covering State Lands or by applicable law.

l.                                          If, by reason of failure to use best mining practices or negligence on the part of the Company or another Operator, Authorized Minerals are lost or wasted, or rendered economically unrecoverable, the Company shall be obligated to pay Karlsson the Royalty thereon to the same extent as if such Authorized Minerals had been mined or processed utilizing best mining practices, and settlement shall be made on the basis of independent estimates obtained by the Company and approved by Karlsson of the tonnage, grade and recovery rate of Authorized Minerals so lost, wasted or rendered economically unrecoverable

4.                                      Representations and Warranties.  The Company hereby represents and warrants to Karlsson that as of the date of this Agreement (a) the Company is duly formed, validly existing and in good standing and has all requisite power and authority to enter into and perform its obligations under this Royalty Agreement; (b) the consummation of the transactions contemplated by this Royalty Agreement will not violate nor be in conflict with any provision of the Company’s certificate of formation, limited liability company agreement, or any agreement or instrument, to which the Company is a party or is bound, or any judgment, decree, order, writ, injunction, statute, rule or regulation applicable to the Company; (c) the execution, delivery and performance of this Royalty Agreement, and the transactions contemplated hereby, have been duly and validly authorized by all requisite action on the part of the Company; (d) neither the Company nor any of its Affiliates except Apache County Land & Ranch, LLC owns any land, leasehold interest, license or permit for the use of lands for the extracting, mining or processing of Authorized Minerals; (e) the Company is in compliance in all material respects with all material requirements of applicable law; and (f) each payment that the Company was required to make, on or before the date hereof, to the Arizona State Land Department with respect to the AWP Area was made in full to such agency on or before the due date applicable to such payment.

5.                                      Books and Records/Inspection.  The Company shall, and shall cause any Operator that enters into an agreement with the Company or any of its Affiliates, to permit Karlsson and any of its authorized representatives, at Karlsson’s cost and expense, to inspect the

Company’s and such Operator’s financial accounting records (including without limitation, any records and data that are maintained electronically), and in conjunction with such inspection to make copies and take extracts therefrom and to discuss with the Company and such Operator the calculations of the Royalty and Gross Sales; provided, however that such inspection shall take place at reasonable times during normal business hours and not more often than once per calendar quarter.  The Company shall cause that all of its books and records and those used by any such Operator to calculate the Royalty and Gross Sales to be kept according to the U.S. generally accepted accounting principles consistently applied.  In the event that any Affiliate conducts mining operations on the AWP Area to extract, mine, process or produce and sell Authorized Minerals said Affiliate shall also comply with the terms of this Section 5.  Karlsson and its representatives shall, at their sole risk and expense, upon reasonable advance notice to the Company, have access during normal business hours once in each calendar year (which limitation shall not apply if the Company is in default hereunder or to access in connection with a prospective purchaser of Karlsson’s interest) to all operations conducted by or on behalf of the Company on or related to the AWP Area for the purposes of viewing or inspecting the same, provided that Karlsson and its representatives shall not unreasonably interfere with such operations.

6.                                      Other Important Terms.

a.                                      Notices.  All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next business day if sent after normal business hours of the recipient or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid.  Such communications must be sent to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 6.a):

If to Karlsson:	The Karlsson Group, Inc. 18 Ozone Avenue Venice, CA 90291 Facsimile: 310-933-0262 Email: sevenciel@ca.rr.com Attention: Michael Stone

with a copy, which shall not constitute notice, to:	Law Offices of Richard C. Weisberg 33 Derwen Road Bala Cynwyd, PA 19004 Facsimile 215-689-1504 Email: weisberg@weisberg-law.com Attention: Mr. Richard Weisberg

If to the Company or Prospect:	Prospect Global Resources, Inc. 1621 18th Street, Suite 260 Denver, CO 80202 Facsimile: 720-294-0402 Email: DBarber@prospectGRI.com Attention: Mr. Damon Barber

with a copy, which shall not constitute notice, to:	Eisner, Kahan & Gorry, P.C. 9601 Wilshire Boulevard, Suite 700 Beverly Hills, CA 90210 Facsimile: 310-855-3201 Email: meisner@eisnerlaw.com Attention: Mr. Michael Eisner

b.                                      Construction; Representation by Counsel.  The Parties acknowledge and agree that they have been represented and advised by counsel in connection with the negotiation and preparation of this Royalty Agreement, and this Royalty Agreement shall be deemed to have been drafted jointly by the Parties, notwithstanding that one Party or the other may have performed the actual drafting hereof.  This Royalty Agreement shall be construed and interpreted in accordance with the plain meaning of its language, and not for or against any Party, and as a whole, giving effect to all the terms, conditions and provisions hereof.  Whenever the context may require, any provisions used in this Royalty Agreement shall include the corresponding masculine, feminine, or neuter forms.

c.                                       Headings.  The headings in this Royalty Agreement are for reference only and shall not affect the interpretation of this Royalty Agreement.

d.                                      Severability.  If any provision of this Royalty Agreement is held invalid or unenforceable, such decision shall not affect the validity or enforceability of any other provision of this Royalty Agreement, all of which other provisions shall remain in full force and effect.

e.                                       Merger.  This Royalty Agreement amends the Original Agreement, and except as otherwise provided in the Original Agreement and Section 12(b) of the Fourth Extension Agreement, contains the entire agreement between the Parties with respect to the transactions contemplated hereby, and supersedes all other prior negotiations, agreements, representations, warranties, commitments, whether in writing or oral.  Except as otherwise provided in the Original Agreement, Section 12(b) of the Fourth Extension Agreement and Section 3.e of this Royalty Agreement, this Royalty Agreement may only be amended, modified or supplemented by an agreement in writing signed by each Party hereto.  In the event of a conflict between the terms and provisions of this Royalty Agreement and the terms and provisions of the Original Agreement, the terms and provisions of this Royalty Agreement shall govern.

f.                                        Successors and Assigns.  This Royalty Agreement shall run with the land and be binding upon the successors and assigns of the Company as owners of any of the land or real property interests described as the AWP Area or the Replacement Areas, and any other lands or real property interests that become subject to this or any other Royalty Agreement in favor of Karlsson, and shall inure to the benefit of Karlsson and its successors and assigns.

g.                                       Waiver.  No waiver by any Party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the Party so waiving.  No waiver by any Party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver.  No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Royalty Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

h.                                      Governing Law; Submission to Jurisdiction; Attorneys Fees.  This Royalty Agreement shall be governed by and construed in accordance with the internal laws of the State of Arizona without giving effect to any choice or conflict of law provision or rule (whether of the State of Arizona or any other jurisdiction) that would cause the application of laws of any jurisdiction other than those of the State of Arizona.  The Parties consent to the sole and exclusive jurisdiction and venue in the Federal or State courts in Arizona, and agree that all disputes based on or arising out of this Royalty Agreement shall only be submitted to and determined by said courts, which shall have sole and exclusive jurisdiction.  In any dispute arising out of or relating to this Agreement, the prevailing Party shall be entitled to recover from the other Party court costs and reasonable attorneys’ fees.

i.                                          Counterparts.  This Royalty Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement.

j.                                         Rule Against Perpetuities.  The parties intend that any right, interest option or estate in property created hereunder or pursuant hereto be construed as not subject to any common law or statutory rule against perpetuities.  In the event that any common law or statutory rule against perpetuities is held to apply to any such right, interest, option or estate, notwithstanding any other provision of this Royalty Agreement, if such right, interest, option or estate in property conveyed by this Royalty Agreement does not vest upon the date hereof, such right, interest or estate shall vest, if at all, within twenty-one years less 10 days after the death of the last surviving descendant of Joseph P. Kennedy (the late father of the former President of the United States), who is living on the earlier of the date of this Royalty Agreement or the date this Royalty Agreement is first executed by one of the parties hereto.  Notwithstanding the limitation in the preceding sentence, the parties agree and intend that a court finding any common law or statutory rule against perpetuities applicable shall reform such right, interest, option or estate so that such right, interest, option or estate is exercisable for the longest period permissible under such rule, including such longer time as may be authorized by the Arizona Statutory Rule Against Perpetuities, if by such reformation such right, interest, option or estate would be exercisable for a period longer than that provided in the preceding sentence.

k.                                      Further Assurances.  The Company hereby covenants that from time to time upon request by Karlsson it will execute, acknowledge and deliver additional assignments and deeds in substantially the same form as this Royalty Agreement necessary to properly convey, create and maintain the Royalty as to the entire AWP Area.  If the Company or its Affiliates should ever purchase, acquire directly or indirectly, by exchange or otherwise, any interest in the AWP Area owned by the lessor or other party to any of the Underlying Agreements, then the Royalty granted hereunder shall automatically convert to a perpetual, non-participating royalty interest burdening such acquired portion of the AWP Area if located within Apache County, Arizona and an additional Royalty Deed substantially in the same form as this Royalty Agreement shall be recorded in any other county in which the lands or real property interests are located.  The Company shall obtain, at its sole cost and expense and without diminishing the Royalty, any consents required from the Arizona State Land Department or the parties to the Underlying Agreements, required for the Royalty hereunder.  Separate deeds and assignments of the Royalty in any State Lands may be executed on officially approved forms by the Company to Karlsson, in sufficient counterparts to satisfy applicable statutory and regulatory requirements.  Those deeds and assignments of the Royalty in State Lands shall be deemed to contain all of the exceptions, reservations, warranties, rights, titles, powers and privileges set forth in this Royalty Agreement as fully as though they were set forth in each such deed or assignment.  The interests conveyed by such separate deeds and assignments of the Royalty are the same, and not in addition to, the interests conveyed herein.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties hereto have executed and delivered this Royalty Agreement as of the date first set forth above.

THE COMPANY:

AMERICAN WEST POTASH, LLC,
a Delaware limited liability company

		By:	/s/ Gregory Dangler
Name: Gregory Dangler
Title President

State of California	)
) SS.
County of Los Angeles	)

On                           , 2014 before me,                               personally appeared                                                                      who proved to me on the basis of satisfactory evidence to be the person(s) whose name(s) is/are subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their authorized capacity(ies), and that by his/her/their signature(s) on the instrument the person(s), or the entity upon behalf of which the person(s) acted, executed the instrument.

I certify under PENALTY OF PERJURY under the laws of the State of California that the foregoing paragraph is true and correct.

WITNESS my hand and official seal.

Signature	(Seal)

KARLSSON:

THE KARLSSON GROUP, INC.,
an Arizona corporation

		By:	/s/ Michael Stone
Name: Michael Stone
Title: CFO/Treasurer

State of California	)
) SS.
County of Los Angeles	)

On                                 , 2014 before me,                                                                                personally appeared                                              who proved to me on the basis of satisfactory evidence to be the person(s) whose name(s) is/are subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their authorized capacity(ies), and that by his/her/their signature(s) on the instrument the person(s), or the entity upon behalf of which the person(s) acted, executed the instrument.

I certify under PENALTY OF PERJURY under the laws of the State of California that the foregoing paragraph is true and correct.

WITNESS my hand and official seal.

Signature	(Seal)

EXHIBIT A

AWP AREA